Exhibit 99.1

Contact:

Media:	Jessie Wuerst (509) 495-8578, jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Improved Results for the Fourth Quarter and Fiscal Year 2005

SPOKANE, Wash. – Feb. 10, 2006, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported improvement in both fourth quarter and annual earnings as compared to 2004 performance. For the fourth quarter of 2005, net income was $25.4 million, or $0.52 per diluted share, as compared to net income of $22.6 million, or $0.46 per diluted share, for the same period in 2004. For the year ended Dec. 31, 2005, Avista Corp.’s net income was $45.2 million, or $0.92 per diluted share, as compared to net income of $35.2 million, or $0.72 per diluted share, for the year ended Dec. 31, 2004.

“For the fiscal year 2005, we are pleased with the strong performance of Avista Utilities and Avista Advantage, and we are expecting continued improvement in our consolidated results for 2006 as compared to 2005. Our utility operation continues to move closer to earning its allowed rates of return,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely. “We had a strong fourth quarter of 2005 due primarily to the recovery of a significant portion of the accounting-related losses for Avista Energy’s management of natural gas inventory incurred earlier in the year,” Ely added.

Results for the fourth quarter of 2005 and the year ended Dec. 31, 2005, as compared to the respective periods of 2004:

($ in thousands, except per-share data)	Q4 2005	Q4 2004	YTD 2005	YTD 2004
Operating Revenues	$458,432	$340,408	$1,359,607	$1,151,580
Income from Operations	$59,811	$56,131	$152,024	$140,470
Net Income	$25,412	$22,580	$45,168	$35,154
Net Income (Loss) by Business Segment:
Avista Utilities	$16,889	$19,891	$52,479	$32,467
Energy Marketing & Resource Management	$8,253	$5,940	$(8,621)	$9,733
Avista Advantage	$922	$553	$3,922	$577
Other	$(652)	$(3,804)	$(2,612)	$(7,623)
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.34	$0.41	$1.07	$0.67
Energy Marketing & Resource Management	$0.17	$0.12	$(0.18)	$0.20
Avista Advantage	$0.02	$0.01	$0.08	$0.01
Other	$(0.01)	$(0.08)	$(0.05)	$(0.15)
SUBTOTAL (before cumulative effect of accounting change)	$0.52	$0.46	$0.92	$0.73
Cumulative effect of accounting change	—	—	—	$(0.01)
Total earnings per diluted share	$0.52	$0.46	$0.92	$0.72

Fourth Quarter and Year-to-Date 2005 Highlights

Avista Utilities: The increase in Avista Utilities’ net income for 2005 as compared to 2004 reflects the positive effects of general rate increases implemented during the second half of 2004 in Washington and Idaho, and the gain on the sale of Avista Utilities’ South Lake Tahoe natural gas properties. Results for 2004 were reduced by write-offs of $14.4 million ($9.4 million, net of tax) related to the Idaho Public Utility Commission general rate case order.

The fourth quarter is typically a strong earnings quarter for Avista Utilities due to generally colder weather and increased heating loads. The decrease in net income for the fourth quarter of 2005 as compared to the fourth quarter of 2004, however, was primarily due to increases in operating costs.

Hydroelectric generation was approximately 95 percent of normal in 2005. The earnings impact of below normal hydroelectric generation is mitigated by regulatory mechanisms in Washington and Idaho that defer 90 percent of increased power supply costs for recovery in future periods, excluding the annual $9 million Energy Recovery Mechanism (ERM) deadband in Washington.

For 2005, total electric resource costs exceeded the amount included in base electric rates by $18 million, of which $9.9 million was absorbed by Avista (including the $9 million ERM deadband in Washington and $0.9 million representing 10 percent of costs above the ERM deadband) while $8.1 million was deferred for future recovery from customers. These additional electric resource costs were due to below normal hydroelectric generation, as well as an increase in the volume and price of purchased power and generation fuel costs.

During the fourth quarter of 2005, natural gas rate increases of 23.5 percent, 23.8 percent and 22.5 percent were implemented in Washington, Idaho and Oregon, respectively. These natural gas rate increases are designed to pass through increases in purchased natural gas costs to customers with no change in Avista’s gross margin or net income.

On Dec. 21, 2005, the Washington Utilities and Transportation Commission (WUTC) approved Avista’s combined electric and natural gas general rate case settlement agreement with certain conditions, which were subsequently accepted by the settling parties. The WUTC order provided increases of 7.5 percent for electric and 0.6 percent for natural gas base rates, effective Jan. 1, 2006. The majority of the increase in electric revenues is related to increased power supply costs. As such, a significant portion of the increase in revenues will not increase gross margin or net income because it will be matched by an increase in costs.

The WUTC rejected the proposal in the settlement agreement to reduce the annual ERM deadband from $9 million to $3 million. However, Avista was directed to make a filing with the WUTC by Jan. 31, 2006, with proposed changes to the ERM, including any changes to the ERM deadband. On Jan. 31, Avista made its filing with the WUTC, proposing that the ERM be continued for an indefinite period of time and that the annual $9 million deadband be eliminated. The elimination of the $9 million deadband would reduce the volatility of Avista’s earnings that has been caused by variations in hydroelectric generation, as well as prices for fuel and purchased power. The WUTC indicated in its order that it would provide for an expedited process that would allow for a determination of any change to the deadband or any other aspect of the ERM in early 2006. The WUTC also stated that any changes to the ERM ordered by the WUTC in 2006 would be effective for the full year (beginning Jan. 1, 2006).

Based on recent snowpack surveys, hydroelectric generation is forecasted to be slightly above normal in 2006. This is an early forecast, which will be revised based on precipitation, temperatures and other variables during the year. However, temperatures were above normal for the month of January 2006, which resulted in a reduction in retail electric and natural gas loads.

Energy Marketing and Resource Management: The increase in net income for the fourth quarter of 2005 was primarily due to the required accounting treatment for the management of natural gas inventory and the recovery of unrealized losses recorded during the first nine months of the year.

This business segment’s net loss for 2005 was primarily related to losses in Avista Energy’s natural gas portfolio. The net loss for 2005 was the first annual net loss for this business segment since 1999. While Avista Energy scaled back its natural gas trading portfolio considerably in the second half of 2005, some losses did continue to occur during the fourth quarter as Avista Energy continued to unwind positions established in earlier periods.

Avista Energy continued to produce positive results on the electric side of its business for 2005, including trading, marketing, and managing the output and availability of combustion turbines and hydroelectric assets owned by other entities. However, the results for 2005 decreased as compared to 2004, and for the fourth quarter of 2005 the electric side of the business had a slight loss primarily due to unfavorable price movements.

The operations of Avista Energy are managed on an economic basis, reflecting all contracts and assets under management at estimated market value consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. These differences primarily relate to Avista Energy’s management of natural gas inventory, as well as Avista Energy’s control of natural gas-fired generation through a power purchase agreement. These differences had a $12.0 million after-tax positive effect on results for the fourth quarter of 2005, primarily due to the decrease in natural gas prices during the quarter, which essentially resulted in the recovery of unrealized losses from the first nine months of the year under the required accounting for the management of natural gas inventory. For the full year of 2005, the difference between the economic management and the required accounting for certain contracts and assets under management had an after-tax positive effect on results of $0.4 million.

Management is expecting this business segment to have a profitable year in 2006 for a number of reasons. For example, Avista Energy has already substantially covered the demand charges for its Lancaster power purchase agreement for 2006, which is well ahead of where it has been in past years. Avista Energy also continues to expand its profitable asset optimization business and its natural gas end-user business. In addition, Avista Energy has more closely aligned its natural gas and electric trading activities in an effort to improve coordination and communication between the groups and is intending to return its natural gas trading business to profitability during 2006.

Avista Advantage: This business segment continues to produce positive earnings. The significant improvement for fiscal year 2005 as compared to 2004 was primarily due to an increase in operating revenues from customer growth.

Avista Advantage’s revenues increased by 35 percent for 2005, as compared to 2004, while the average cost of processing a bill decreased by 6 percent for the same period. Avista Advantage has over 350 clients representing approximately 175,000 billed sites in North America. The number of billed sites increased by approximately 33,000, or 24 percent, in 2005. Avista Advantage continues to have strong client retention with an average 95 percent retention rate over the past three years. In early 2005, Avista Advantage acquired TelAssess, Inc. Although not a significant financial transaction, this acquisition has provided Avista Advantage a foundation on which to expand beyond existing utility bill information services to provide similar services relating to telecom expense management.

Other Business Segment: The net loss in the Other business segment was less for the fourth quarter and fiscal year 2005 as compared to the respective periods of 2004, primarily due to losses from asset impairments and write-offs incurred in 2004.

Liquidity and Capital Resources: Total debt outstanding increased approximately $40 million in 2005 primarily to fund utility capital expenditures that were in excess of operating cash flows. Avista has increased capital expenditures in order to meet load growth needs and to continue to provide reliable service to its customers. Utility capital expenditures totaled approximately $210 million, the most significant of which were the acquisition of the remaining interest in Coyote Springs 2, transmission system enhancements, and the repurchase of Avista’s corporate headquarters and central operating facility in Spokane.

For 2006, Avista established a utility capital budget of approximately $160 million. Significant projects include the continued enhancement of Avista’s transmission system and upgrades to generating facilities. Avista is committed to investment in its generation, transmission and distribution systems with a focus on increasing capacity and improving reliability.

As outlined in Avista’s 2005 Electric Integrated Resource Plan, which was filed with regulators in Washington and Idaho, quarterly energy deficits are projected to begin in 2007 and annual energy deficits are projected to begin in 2010. To meet forecasted increases in electric loads, Avista issued a request for proposals in January 2006 to add approximately 35 average megawatts of long-term renewable energy supplies to begin in the fourth quarter of 2007. Avista has also recently entered into an agreement with Idaho Power to jointly investigate possible future coal-based generation resources.

During the fourth quarter of 2005, Avista issued $150 million of 6.25 percent First Mortgage Bonds due in 2035 primarily to refinance borrowings on its $350 million committed line of credit. As of Dec. 31, 2005, Avista had $63 million outstanding on its line of credit.

The quarterly dividend for the fourth quarter of 2005 was $0.14 per common share, an increase of $0.005 per common share over the previous quarterly dividend as authorized by Avista’s board of directors.

Earnings Guidance and Outlook

For 2006, Avista is confirming its guidance for consolidated earnings to be in the range of $1.30 to $1.45 per diluted share. The company expects Avista Utilities to contribute in the range of $1.00 to $1.15 per diluted share for 2006. If the annual ERM deadband remains at $9 million for 2006, the company expects Avista Utilities’ earnings to be at the lower end of this range. The outlook for the utility assumes, among other variables, normal weather and temperatures, and slightly above normal hydroelectric generation. The 2006 outlook for the Energy Marketing and Resource Management segment is a contribution range of $0.20 to $0.30 per diluted share, excluding any positive or negative effects of changes in natural gas prices on the required accounting for the management of natural gas inventory. The company expects Avista Advantage to contribute in a range of $0.10 to $0.12 per diluted share and the Other business segment to lose $0.05 per diluted share.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 338,000 electric and 297,000 natural gas customers in three Western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host a conference call on Feb. 10, 2006, at 10:30 a.m. EST to discuss this report with financial analysts. Investors, news media and other interested parties may listen to the simultaneous webcast of this conference call. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available until Feb. 17, 2006. Call (888) 286-8010, passcode 80177501 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance and cash flows, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections, projected energy deficits in future periods and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash requirements to purchase electricity and natural gas for retail customers, as well as the market value of derivative assets and liabilities and unrealized gains and losses; the impact of state and federal regulatory decisions affecting the ability of the Company to recover its costs and/or earn a reasonable return; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2001 and 2002, and including possible retroactive price caps and resulting refunds; changes in the utility regulatory environment in the individual states and provinces in which the Company operates as well as the United States and Canada in general; the outcome of legal proceedings and other contingencies concerning the Company or affecting directly or indirectly its operations; the potential effects of any legislation or administrative rulemaking passed into law, including the Energy Policy Act of 2005 which was passed into law in August 2005; the impact from the potential formation of a Regional Transmission Organization; wholesale and retail competition; volatility and illiquidity in wholesale energy markets; changes in global energy markets; the ability to relicense the Spokane River Project at a cost-effective level with reasonable terms and conditions; unplanned outages at any Company-owned generating facilities; unanticipated delays or changes in construction costs with respect to present or prospective facilities; natural disasters that can disrupt energy delivery as well as the availability and costs of materials and supplies and support services; blackouts or large disruptions of transmission systems; the potential for future terrorist attacks, particularly with respect to utility plant assets; changes in the long-term climate of the Pacific Northwest; changes in future economic conditions in the Company’s service territory and the United States in general; changes in industrial, commercial and residential growth and demographic patterns in the Company’s service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the Company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the Company’s ability to obtain financing through the issuance of debt and/or equity securities; the impact of any potential change in the Company’s credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets with respect to the Company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide postretirement health care benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; changes in rapidly advancing technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; and changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

— 0610 —

To unsubscribe from Avista’s news release distribution, send reply message to debbie.simock@avistacorp.com

AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year Ended December 31,
	2005	2004	2005	2004
Operating revenues	$458,432	$340,408	$1,359,607	$1,151,580

Operating expenses:
Resource costs	295,433	183,834	815,590	618,595
Other operating expenses	63,830	63,293	241,131	247,796
Depreciation and amortization	21,449	19,655	86,911	78,425
Utility taxes other than income taxes	17,909	17,495	68,044	66,294

Total operating expenses	398,621	284,277	1,211,676	1,011,110

Gain on sale of utility properties	—	—	4,093	—

Income from operations	59,811	56,131	152,024	140,470

Other income (expense):
Interest expense, net of capitalized interest	(22,733)	(23,064)	(91,025)	(91,654)
Other income - net	2,857	1,662	10,030	8,390

Total other income (expense) - net	(19,876)	(21,402)	(80,995)	(83,264)

Income before income taxes	39,935	34,729	71,029	57,206
Income taxes	14,523	12,149	25,861	21,592

Net income before cumulative effect of accounting change	25,412	22,580	45,168	35,614
Cumulative effect of accounting change (net of tax) (Note 1)	—	—	—	(460)

Net income	$25,412	$22,580	$45,168	$35,154

Weighted-average common shares outstanding (thousands), basic	48,568	48,446	48,523	48,400
Weighted-average common shares outstanding (thousands), diluted	48,997	48,935	48,979	48,886
Earnings per common share, basic:
Earnings before cumulative effect of accounting change	$0.52	$0.47	$0.93	$0.74
Loss from cumulative effect of accounting change (Note 1)	—	—	—	(0.01)

Total earnings per common share, basic	$0.52	$0.47	$0.93	$0.73

Earnings per common share, diluted:
Earnings before cumulative effect of accounting change	$0.52	$0.46	$0.92	$0.73
Loss from cumulative effect of accounting change (Note 1)	—	—	—	(0.01)

Total earnings per common share, diluted	$0.52	$0.46	$0.92	$0.72

Dividends paid per common share	$0.140	$0.130	$0.545	$0.515

Note 1.	Amount for the year ended December 31, 2004 represents the implementation of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several minor entities.

Issued February 10, 2006

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$25,917	$88,317
Restricted cash	25,634	26,175
Accounts and notes receivable	502,947	313,899
Current energy commodity assets	918,609	284,231
Current utility energy commodity derivative assets	69,494	12,557
Other current assets	220,478	182,961
Total net utility property	2,126,417	1,956,063
Investment in exchange power-net	33,483	35,933
Non-utility properties and investments-net	77,731	78,564
Non-current energy commodity assets	511,280	254,657
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	15,058	19,721
Regulatory assets for deferred income taxes	117,354	123,159
Other regulatory assets	26,660	43,428
Non-current utility energy commodity derivative assets	46,731	55,825
Power and natural gas deferrals	147,622	148,206
Unamortized debt expense	48,522	53,413
Other deferred charges	17,110	21,109

Total Assets	$4,944,450	$3,711,621

Liabilities and Stockholders’ Equity
Accounts payable	$511,427	$325,194
Current energy commodity liabilities	906,794	253,527
Current portion of long-term debt	39,524	85,432
Short-term borrowings	63,494	68,517
Other current liabilities	208,649	149,168
Long-term debt	989,990	901,556
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	26,250	28,000
Non-current energy commodity liabilities	488,644	215,055
Regulatory liability for utility plant retirement costs	186,635	175,575
Non-current utility energy commodity derivative liabilities	88	33,490
Deferred income taxes	484,890	488,471
Other non-current liabilities and deferred credits	153,534	121,028

Total Liabilities	4,173,322	2,958,416

Common stock - net (48,593,139 and 48,471,511 outstanding shares)	620,598	617,884
Retained earnings and accumulated other comprehensive loss	150,530	135,321

Total Stockholders’ Equity	771,128	753,205

Total Liabilities and Stockholders’ Equity	$4,944,450	$3,711,621

Issued February 10, 2006

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Fourth Quarter		Year Ended December 31,
	2005	2004	2005	2004
Avista Utilities
Retail electric revenues	$138,653	$132,258	$511,864	$506,428
Retail kWh sales (in millions)	2,303	2,187	8,530	8,363
Retail electric customers at end of period	338,369	331,014	338,369	331,014
Wholesale electric revenues	$50,692	$21,886	$151,429	$62,399
Wholesale kWh sales (in millions)	549	393	2,508	1,472
Sales of fuel	$8,709	$5,063	$41,831	$63,990
Other electric revenues	$6,056	$4,463	$17,988	$19,264
Total natural gas revenues	$177,464	$120,161	$438,205	$320,493
Total therms delivered (in thousands)	188,528	164,254	562,307	495,584
Retail natural gas customers at end of period	297,277	304,850	297,277	304,850
Income from operations (pre-tax)	$47,585	$50,274	$165,378	$134,073
Net income	$16,889	$19,891	$52,479	$32,467
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$16,415	$14,114	$2,016	$38,842
Realized gross margin	$19,411	$8,217	$40,142	$39,520
Unrealized gross margin	$(2,996)	$5,897	$(38,126)	$(678)
Income (loss) from operations (pre-tax)	$10,974	$8,056	$(18,267)	$11,681
Net income (loss)	$8,253	$5,940	$(8,621)	$9,733
Electric sales (millions of kWhs)	6,923	7,875	28,377	32,629
Natural gas sales (thousands of dekatherms)	51,561	64,479	182,874	219,719
Avista Advantage
Revenues	$8,605	$6,636	$31,748	$23,444
Income from operations (pre-tax)	$1,637	$1,092	$6,973	$1,742
Net income	$922	$553	$3,922	$577
Other
Revenues	$5,056	$4,483	$18,532	$17,127
Loss from operations (pre-tax)	$(385)	$(3,291)	$(2,060)	$(7,026)
Net loss before cumulative effect of accounting change	$(652)	$(3,804)	$(2,612)	$(7,163)
Net loss	$(652)	$(3,804)	$(2,612)	$(7,623)

Issued February 10, 2006